Filed Pursuant to Rule 424(b)(3)

Registration No. 333-269442

Prospectus Supplement No. 1 Dated May 12, 2023

(To Prospectus Dated April 26, 2023)

11,015,500 Shares of Common Stock

Warrants to Purchase up to 11,015,500 Shares of Common Stock

11,015,500 Shares of Common Stock underlying the Warrants

This Prospectus Supplement No. 1 supplements the prospectus of ZyVersa Therapeutics, Inc. (the “Company”, “we”, “us”, or “our”) dated April 26, 2023 (as supplemented to date, the “Prospectus”) with the following attached document which we filed with the Securities and Exchange Commission:

A.	Our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 12, 2023.

This Prospectus Supplement No. 1 should be read in conjunction with the Prospectus, which is required to be delivered with this Prospectus Supplement. This prospectus supplement updates, amends and supplements the information included in the Prospectus. If there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this Prospectus Supplement.

This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements to it.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 7 of the Prospectus.

You should rely only on the information contained in the Prospectus, as supplemented or amended by this Prospectus Supplement No. 1 and any other prospectus supplement or amendment thereto. We have not authorized anyone to provide you with different information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 1 is May 12, 2023

INDEX TO FILINGS

Annex
The Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 12, 2023	A

ANNEX A

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 10-Q

(Mark One)

☒ QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended March 31, 2023

☐ TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from ___________ to __________

Commission file number: 001-41184

ZYVERSA THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	86-2685744
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2200 N. Commerce Parkway, Suite 208 Weston, FL 33326	33326
(Address of registrant’s principal executive offices)	(Zip Code)

(754) 231-1688

(Registrant’s telephone number, including area code)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	ZVSA	The Nasdaq Global Market

Indicate by check mark if the registrant: (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes: ☒ No: ☐

Indicate by check mark whether the registrant has submitted electronically every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T during the preceding 12 months (or for such shorter period that the registrant was required to submit such files). Yes: ☒ No: ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Indicate by check mark if the registrant is a shell company (as defined in Rule 12b-2 of the Act). Yes: ☐ No: ☒

As of May 10, 2023, the number of shares outstanding of the registrant’s common stock, $0.0001 par value per share, was 20,225,263.

ZYVERSA THERAPEUTICS, INC.

INDEX TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

PART I FINANCIAL INFORMATION	1

Item 1. Financial Statements	1

Condensed Consolidated Balance Sheets as of March 31, 2023 (unaudited) and December 31, 2022 (Successor)	1

Unaudited Condensed Consolidated Statements of Operations and Comprehensive Loss for the Three Months Ended March 31, 2023 (Successor) and March 31, 2022 (Predecessor)	2

Unaudited Condensed Consolidated Statements of Changes in Stockholders’ Equity for the Three Months Ended March 31, 2023 (Successor) and March 31, 2022 (Predecessor)	3

Unaudited Condensed Consolidated Statements of Cash flows for the Three Months Ended March 31, 2023 (Successor) and March 31, 2022 (Predecessor)	4

Notes to Unaudited Condensed Consolidated Financial Statements	5

ITEM 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations.	14

ITEM 3. Quantitative and Qualitative Disclosures About Market Risk.	23

ITEM 4. Controls and Procedures.	23

PART II - OTHER INFORMATION	24

ITEM 1. Legal Proceedings.	24

ITEM 1A. Risk Factors.	24

ITEM 2. Unregistered Sales of Equity and Use of Proceeds.	24

ITEM 3. Defaults Upon Senior Securities.	24

ITEM 4. Mine Safety Disclosures.	24

ITEM 5. Other Information.	24

ITEM 6. Exhibits.	24

SIGNATURES	25

i

PART I FINANCIAL INFORMATION

Item 1. Financial Statements

ZYVERSA THERAPEUTICS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	Successor
	March 31,	December 31,
	2023	2022
	(Unaudited)
Assets

Current Assets:
Cash	$1,278,073	$5,902,199
Prepaid expenses and other current assets	1,321,551	225,347
Vendor deposits	235,000	235,000
Total Current Assets	2,834,624	6,362,546
Equipment, net	14,733	17,333
In-process research and development	100,086,329	100,086,329
Goodwill	11,895,033	11,895,033
Security deposit	46,659	46,659
Operating lease right-of-use asset	76,324	98,371

Total Assets	$114,953,702	$118,506,271

Liabilities, Temporary Equity and Stockholders’ Equity

Current Liabilities:
Accounts payable	$6,381,086	$6,025,645
Accrued expenses and other current liabilities	2,112,812	2,053,559
Operating lease liability	84,507	108,756
Total Current Liabilities	8,578,405	8,187,960
Deferred tax liability	9,276,932	10,323,983
Total Liabilities	17,855,337	18,511,943

Commitments and contingencies (Note 7)

Successor redeemable common stock, subject to possible redemption, 0 and 65,783 shares outstanding as of March 31, 2023 and December 31, 2022, respectively	-	331,331
Stockholders’ Equity:

Successor preferred stock, $0.0001 par value, 1,000,000 shares authorized:
Series A preferred stock, 8,635 shares designated, 8,635 shares issued and outstanding as of March 31, 2023 and December 31, 2022, respectively	1	1
Series B preferred stock, 5,062 shares designated, 5,062 shares issued and outstanding as of March 31, 2023 and December 31, 2022, respectively	1	1
Successor common stock, $0.0001 par value, 110,000,000 shares authorized; 9,211,922 and 9,016,139 shares issued and outstanding as of March 31, 2023 and December 31, 2022, respectively	922	902
Additional paid-in-capital	105,562,569	104,583,271
Accumulated deficit	(8,465,128)	(4,921,178)

Total Stockholders’ Equity	97,098,365	99,662,997

Total Liabilities, Temporary Equity and Stockholders’ Equity	$114,953,702	$118,506,271

The accompanying notes are an integral part of these condensed consolidated financial statements.

1

ZYVERSA THERAPEUTICS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Successor	Predecessor
	For the Three	For the Three
	Months Ended	Months Ended
	March 31,	March 31,
	2023	2022
Operating Expenses:
Research and development	$1,055,943	$1,066,962
General and administrative	3,536,136	2,301,369

Total Operating Expenses	4,592,079	3,368,331

Loss From Operations	(4,592,079)	(3,368,331)

Other (Income) Expense:
Interest (income) expense	(1,078)	168,064
Change in fair value of derivative liabilities	-	212,100

Pre-Tax Net Loss	(4,591,001)	(3,748,495)
Income tax benefit	1,047,051	-
Net Loss	$(3,543,950)	$(3,748,495)

Net Loss Per Share
- Basic and Diluted	$(0.39)	$(0.16)

Weighted Average Number of Common Shares Outstanding
- Basic and Diluted	9,128,488	24,167,257

The accompanying notes are an integral part of these condensed consolidated financial statements.

2

ZYVERSA THERAPEUTICS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIENCY)

For The Three Months Ended March 31, 2023 and 2022

(Unaudited)

	For the Three Months Ended March 31, 2023
	Series A		Series B				Additional		Total
	Preferred Stock		Preferred Stock		Common Stock		Paid-In	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Equity
Successor

Balance - December 31, 2022	8,635	$1	5,062	$1	9,016,139	$902	$104,583,271	$(4,921,178)	$99,662,997

Reclassification of formerly redeemable common stock	-	-	-	-	65,783	7	331,324	-	331,331

Issuance of common stock pursuant to vendor agreements	-	-	-	-	130,000	13	395,187		395,200

Registration costs associated with preferred stock issuance							(34,674)		(34,674)

Stock-based compensation	-	-	-	-	-	-	287,461	-	287,461

Net loss	-	-	-	-	-	-	-	(3,543,950)	(3,543,950)
Balance - March 31, 2023	8,635	$1	5,062	$1	9,211,922	$922	$105,562,569	$(8,465,128)	$97,098,365

	For the Three Months Ended March 31, 2022
	Series A				Additional		Total
	Preferred Stock		Common Stock		Paid-In	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficiency
Predecessor
Balance - December 31, 2021	-	$-	24,167,257	$242	$40,065,109	$(52,896,817)	$(12,831,466)

Issuance of preferred stock in private placement [1]	133,541	1	-	-	393,300	-	393,301

Stock-based compensation	-	-	-	-	1,941,746	-	1,941,746

Net loss	-	-	-	-	-	(3,748,495)	(3,748,495)

Balance - March 31, 2022	133,541	$1	24,167,257	$242	$42,400,155	$(56,645,312)	$(14,244,914)

[1]	Includes gross proceeds of $419,320 less issuance costs of $26,019

The accompanying notes are an integral part of these condensed consolidated financial statements.

3

ZYVERSA THERAPEUTICS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Successor	Predecessor
	For the Three	For the Three
	Months Ended	Months Ended
	March 31,	March 31,
	2023	2022

Cash Flows From Operating Activities:
Net loss	$(3,543,950)	$(3,748,495)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	287,461	1,941,746
Amortization of debt discount	-	32,184
Change in fair value of derivative liability	-	212,100
Depreciation of fixed assets	2,600	2,600
Non-cash rent expense	22,047	20,580
Deferred tax benefit	(1,047,051)	-
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(701,004)	(420,363)
Vendor deposits	-	60,000
Accounts payable	355,441	1,234,577
Operating lease liability	(24,249)	(22,027)
Accrued expenses and other current liabilities	59,253	313,148
Net Cash Used In Operating Activities	(4,589,452)	(373,950)

Cash Flows From Financing Activities:
Proceeds from issuance of preferred stock in private placement	-	419,319
Registration and issuance costs associated with preferred stock issuance	(34,674)	(26,019)

Net Cash (Used In) Provided By Financing Activities	(34,674)	393,300

Net (Decrease) Increase in Cash	(4,624,126)	19,350

Cash - Beginning of Period	5,902,199	328,581

Cash - End of Period	$1,278,073	$347,931

Supplemental Disclosures of Cash Flow Information:
Reclassification of formerly redeemable common stock	$331,331	$-
Issuance of common stock pursuant to vendor agreements	$395,200	$-
Recognition of ROU asset and lease liability upon adoption of ASC 842	$-	$182,732

The accompanying notes are an integral part of these condensed consolidated financial statements.

4

ZYVERSA THERAPEUTICS, INC.

Notes to Condensed Consolidated Financial Statements

Note 1 – Business Organization, Nature of Operations and Basis of Presentation

Organization and Operations

Larkspur Health Acquisition Corp. (“Larkspur”), a blank-check special purpose acquisition company, was incorporated in Delaware on March 17, 2021. On December 12, 2022, Larkspur consummated the Business Combination (as defined below) with ZyVersa Therapeutics, Inc. (“Predecessor”) which was incorporated in the State of Florida on March 11, 2014 as Variant Pharmaceuticals, Inc. Pursuant to the terms of the Business Combination Agreement (the “Business Combination Agreement”) (and upon all other conditions of the Business Combination Agreement being satisfied or waived), on the date of the consummation (the “Closing Date”) of the Business Combination and transactions contemplated thereby (the “Business Combination”), Larkspur (“New Parent”) changed its name to ZyVersa Therapeutics, Inc. and the Predecessor changed its name to ZyVersa Therapeutics Operating, Inc. (the “Operating Company”) after merging with a subsidiary of the New Parent, with the Operating Company being the surviving entity, which resulted in it being incorporated in Delaware and it being a wholly-owned subsidiary of the New Parent (collectively the “Successor”). References to the “Company” or “ZyVersa” refer to the Successor for the three months ended March 31, 2023, and to the Predecessor for the three months ended March 31, 2022.

ZyVersa is a clinical stage biopharmaceutical company leveraging proprietary technologies to develop first-in-class drugs for patients with chronic renal or inflammatory diseases with high unmet medical needs. The Company’s mission is to develop drugs that optimize health outcomes and improve patients’ quality of life.

Basis of Presentation and Principles of Consolidation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”) for interim financial information. Accordingly, they do not include all of the information and disclosures required by accounting principles generally accepted in the United States of America for annual financial statements. In the opinion of management, such statements include all adjustments (consisting only of normal recurring items) which are considered necessary for a fair presentation of the unaudited condensed consolidated financial statements of the Company as of March 31, 2023 and for the three months ended March 31, 2023 and 2022. The results of operations for the three months ended March 31, 2023 are not necessarily indicative of the operating results for the full year. It is suggested that these unaudited condensed consolidated financial statements be read in conjunction with the consolidated financial statements and notes thereto included in the Company’s annual report on Form 10-K for the year ended December 31, 2022, filed with the Securities and Exchange Commission (“SEC”) on March 31, 2023.

The accompanying unaudited condensed consolidated financial statements have been derived from the accounting records of the Company and its consolidated subsidiaries. As a result of the Business Combination, for accounting purposes, Larkspur Health Acquisition Corp. was the acquirer and ZyVersa Therapeutics, Inc. was the acquiree and accounting predecessor. Therefore, the financial statement presentation includes the financial statements of the Predecessor for the periods prior to December 13, 2022 and the Successor for the periods including and after December 13, 2022, including the consolidation of ZyVersa Therapeutics Operating, Inc. All significant intercompany balances have been eliminated in the unaudited condensed consolidated financial statements. The unaudited condensed consolidated financial statements have been prepared in accordance with U.S. GAAP and pursuant to the accounting rules and regulations of the SEC.

5

ZYVERSA THERAPEUTICS, INC.

Notes to Condensed Consolidated Financial Statements

Note 2 - Going Concern and Management’s Plans

The accompanying condensed consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The condensed consolidated financial statements do not include any adjustments relating to the recoverability and classification of asset amounts or the classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

As of March 31, 2023, the Company had cash of approximately $1.3 million and a working capital deficit of approximately $5.7 million. During the three months ended March 31, 2023, the Company incurred a net loss of approximately $3.5 million and used cash in operations of approximately $4.6 million. The Company has an accumulated deficit of approximately $8.5 million as of March 31, 2023.

The Company has not yet achieved profitability and expects to continue to incur cash outflows from operations. It is expected that its research and development and general and administrative expenses will continue to increase and, as a result, the Company will eventually need to generate significant product revenues to achieve profitability.

Consequently, the Company will be required to raise additional funds through equity or debt financing. Management believes that the Company has access to capital resources and continues to evaluate additional financing opportunities; however, and there can be no assurance that it will be successful in securing additional capital or that the Company will be able to obtain funds on commercially acceptable terms, if at all. There is also no assurance that the amount of funds the Company might raise will enable the Company to complete its development initiatives or attain profitable operations. The aforementioned conditions raise substantial doubt about the Company’s ability to continue as a going concern for at least one year from the issuance date of these financial statements.

Note 3 – Summary of Significant Accounting Policies

Since the date the Company’s December 31, 2022 financial statements were issued in its 2022 Annual Report on Form 10-K, there have been no material changes to the Company’s significant accounting policies.

Use of Estimates

Preparation of financial statements in conformity with U.S. GAAP requires management to make estimates, judgments and assumptions that affect the amounts reported in the financial statements and the amounts disclosed in the related notes to the financial statements. The Company bases its estimates and judgments on historical experience and on various other assumptions that it believes are reasonable under the circumstances. The amounts of assets and liabilities reported in the Company’s balance sheets and the amounts of expenses reported for each of the periods presented are affected by estimates and assumptions, which are used for, but not limited to, fair value calculations for equity securities, derivative liabilities, share based compensation and acquired intangible assets, as well as establishment of valuation allowances for deferred tax assets. Certain of the Company’s estimates could be affected by external conditions, including those unique to the Company and general economic conditions. It is reasonably possible that actual results could differ from those estimates.

6

ZYVERSA THERAPEUTICS, INC.

Notes to Condensed Consolidated Financial Statements

Net Loss Per Common Share

Basic net loss per common share is computed by dividing net loss by the weighted average number of vested common shares outstanding during the period. Diluted net income per common share is computed by dividing net income by the weighted average number of common and dilutive common-equivalent shares outstanding during each period.

The following table sets forth the outstanding potentially dilutive securities that have been excluded from the calculation of diluted net loss per share because to do so would be anti-dilutive:

	Successor		Predecessor
	For the Three		For the Three
	Months Ended		Months Ended
	March 31,		March 31,
	2023		2022
Predecessor warrants [1]	-		2,154,352
Successor warrants [1] [5]	8,628,695		-
Predecessor options	-		9,947,968
Successor options	2,106,235		-
Successor Series A Convertible Preferred Stock	863,500	(3)	-
Successor Series B Convertible Preferred Stock	506,264	(4)	-
Predecessor convertible notes payable [2]	-		3,726,571
Total potentially dilutive shares	12,104,694		15,828,891

[1]	As part of the InflamaCORE, LLC license agreement, warrants to purchase 600,000 Predecessor or 119,125 Successor shares of common stock are to be issued upon the satisfaction of certain milestones and, accordingly, are not included in the amount currently reported. See Note 7 - Commitments and Contingencies - License Agreements for details.

[2]	The Company’s convertible notes payable have embedded conversion options that result in the automatic issuance of common stock upon the consummation of certain qualifying transactions. The conversion price is a function of the implied common stock price associated with the qualifying transaction. For the purpose of disclosing the potentially dilutive securities in the table above, we used the number of shares of common stock issuable if a qualifying transaction occurred with an implied common stock price equal to the fair value of the common stock of $3.00 per share as of March 31, 2022.

[3]	Does not include an additional 3,454,000 shares if the Successor Series A Convertible Preferred Stock conversion price resets to its floor price of $2.00 per share.

[4]	Does not include an additional 216,970 shares if the Successor Series B Convertible Preferred Stock conversion price resets to its floor price of $7.00 per share.

[5]	Does not include an additional 3,454,000 shares if the Successor Series A warrant exercise price resets to its floor price of $2.00 per share.

7

ZYVERSA THERAPEUTICS, INC.

Notes to Condensed Consolidated Financial Statements

Segment Reporting

The Company operates and manages its business as one reportable and operating segment. All assets and operations are in the U.S. The Company’s Chief Executive Officer, who is the chief operating decision maker, reviews financial information on an aggregate basis for purposes of allocating resources and evaluating financial performance.

Note 4 – Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consisted of the following as of March 31, 2023 and December 31, 2022:

	March 31,	December 31,
	2023	2022
L&F milestone payment liability	$500,000	$1,500,000
L&F Note [1]	-	(351,579)

L&F, net	500,000	1,148,421
Payroll accrual	291,552	584,226
Other accrued expenses	51,968	214,229
Federal income tax payable	106,683	106,683
Bonus accrual	764,590	-
Registration delay liability [2]	398,019	-
Total accrued expenses and other current liabilities	$2,112,812	$2,053,559

[1]	See Note 7 – Commitments and Contingencies for details of the forgiveness of the L&F Note.

[2]	See Note 8 – Stockholders’ Permanent and Temporary Equity for details of the registration delay liability.

Note 5 – Derivative Liabilities

As of January 1, 2022, the Company had Level 3 derivative liabilities that were measured at fair value at issuance, related to the redemption features and put options of certain convertible notes. The redemption features were valued using a combination of a discounted cash flow and a Black-Scholes valuation technique. There were no derivative liabilities as of March 31, 2023 or December 31, 2022.

During the three months ended March 31, 2022, the Predecessor recorded a gain on the change in the fair value of the derivative liabilities of $212,100.

8

ZYVERSA THERAPEUTICS, INC.

Notes to Condensed Consolidated Financial Statements

Note 6 – Income Taxes

Income tax expense and the effective tax rate were as follows:

	Successor	Predecessor
	For the Three	For the Three
	Months Ended	Months Ended
	March 31,	March 31,
(in thousands)	2023	2022

Income tax benefit	$1,047,051	$-

Effective tax rate	22.81%	0.00%

The tax provisions for the three months ended March 31, 2023 and 2022 were computed using the estimated effective tax rates applicable to the taxable jurisdictions for the full year. The Company’s tax rate is subject to management’s quarterly review and revision, as necessary. The Company’s effective tax rate was 22.81% and 0.0% for the three months ended March 31, 2023 and 2022. The increase in the quarterly rates is primarily the result of changes in its valuation allowance. As of March 31, 2022, the Company recorded a full valuation allowance due to historical and projected losses. As of March 31, 2023, the Company did not record a valuation allowance due to a significant deferred tax liability being established in connection with the Business Combination on December 12, 2022 which is a source of future taxable income to realize its net deferred tax assets.

Note 7 – Commitments and Contingencies

Litigations, Claims and Assessments

In the normal course of business, the Company may be involved in legal proceedings, claims and assessments arising in the ordinary course of business. The Company records contingent liabilities resulting from such claims, if any, when a loss is assessed to be probable and the amount of the loss is reasonably estimable.

License Agreements

L&F Research LLC

On February 28, 2023, the Company and L&F executed an Amendment and Restatement Agreement that waives L&F’s right to terminate the L&F License or any other remedies, for non-payment of the First Milestone Payment, until (a) March 31, 2023 as to $1,000,000 of such milestone payments (“Waiver A”) and (b) January 31, 2024 as to $500,000 milestone payments (“Waiver B”). Waiver A is contingent upon (i) forgiveness by the Company of $351,579 in aggregate principal amount outstanding under a certain convertible note, and (ii) a cash payment by the Company to L&F in the amount of $648,421, on or before March 31, 2023. Waiver B is contingent upon a cash payment by the Company to L&F in the amount of $500,000 on or before the earlier of (x) January 31, 2024, and (y) ten business days from the date that the Company receives net proceeds of at least $30,000,000 from the issuance of new equity capital. All other terms of the L&F License remain in effect.

On March 29, 2023, the Company forgave $351,579 in aggregate principal amount outstanding on a certain note and paid $648,421 of cash to L&F, thus meeting the conditions of Waiver A. L&F’s put option expired upon meeting the Waiver A conditions, which resulted in a reclassification of 65,783 shares of common stock and $331,331 classified as temporary equity to permanent equity.

9

ZYVERSA THERAPEUTICS, INC.

Notes to Condensed Consolidated Financial Statements

Operating Leases

On January 18, 2019, the Predecessor entered into a lease agreement for approximately 3,500 square feet of office space in Weston, Florida for a term of five years. Under the lease agreement, the annual base rent, which excludes the Predecessor’s share of taxes and operating costs, is approximately $89,000 for the first year and increases approximately 3% every year thereafter for a total base rent lease commitment of approximately $497,000.

The Successor recognized right-of-use asset amortization of $38,415 in connection with its operating lease for the three months ending March 31, 2023 and the Predecessor recognized rent expense of $38,141 in connection with its operating lease for the three months ending March 31, 2022.

A summary of the Company’s right-of-use assets and liabilities is as follows:

	Successor	Predecessor
	For the Three	For the Three
	Months Ended	Months Ended
	March 31,	March 31,
	2023	2022

Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows used in operating activities	$24,248	$22,028

Right-of-use assets obtained in exchange for lease obligations
Operating leases	$-	$-

Weighted Average Remaining Lease Term
Operating leases	0.84 Years	1.84 Years

Weighted Average Discount Rate
Operating leases	6.5%	6.5%

Future minimum payments under these operating lease agreements are as follows:

Amount

April 1, 2023 to December 31, 2023	$87,054
Less: amount representing imputed interest	(2,547)
Total	$84,507

Note 8 – Stockholders’ Permanent and Temporary Equity

Common Stock

During the three months ended March 31, 2023, the Company entered into marketing agreements with two vendors in which the Company issued an aggregate of 130,000 shares of common stock and cash in exchange for marketing services. The $395,200 fair value of the common stock was established as a prepaid expense and the Company will recognize the expense over the terms of the contracts.

Temporary Equity

See Note 7 – Commitments and Contingencies for discussion of the movement of temporary equity to permanent equity on March 29, 2023.

10

ZYVERSA THERAPEUTICS, INC.

Notes to Condensed Consolidated Financial Statements

Stock-Based Compensation

For the three months ended March 31, 2023 the Successor recorded stock-based compensation expense of $287,461 (of which, $49,455 was included in research and development and $238,006 was included in general and administrative expense) related to options issued to employees and consultants. For the three months ended March 31, 2022, the Predecessor recorded stock-based compensation expense of $1,941,746 (of which $307,838 was included in research and development and $1,633,908 was included in general and administrative expense) related to options issued to employees and consultants. As of March 31, 2023 there was $1,595,639 of unrecognized stock-based compensation expense, which the Company expects to recognize over a weighted average period of 1.6 years.

Stock Options

On January 27, 2023, the Company granted ten-year stock options to purchase 100,000 shares of Successor common stock, with an aggregate grant date value of $184,426 to its newly appointed Chief Medical Officer and Senior Vice President of Medical Affairs as inducement for entering into employment with the Company in accordance with Nasdaq Listing Rule 5635(c)(4) under the 2022 Plan. The stock options vest annually over three years and have an exercise price of $2.11 per share.

On March 10, 2023, the Company granted ten-year stock options to purchase 13,000 shares of Successor common stock to employees of the Company under the 2022 Omnibus Equity Incentive Plan (the “2022 Plan”). The stock options have an aggregate grant date value of $23,770, vest annually over three years and have an exercise price of $2.26 per share. Of the 13,000 shares, 5,000 shares were issued to the son of an Executive Officer of the Company.

The grant date fair value of stock options granted during the three months ended March 31, 2023 and 2022 was determined using the Black Scholes method, with the following assumptions used:

	Successor	Predecessor
	For the Three	For the Three
	Months Ended	Months Ended
	March 31,	March 31,
	2023	2022
Fair value of common stock on date of grant	$2.11 - $2.23	$3.00
Risk free interest rate	3.53% - 4.27%	1.68% - 2.42%
Expected term (years)	6.00	3.53 - 6.00
Expected volatility	120% - 122%	111% - 119%
Expected dividends	0.00%	0.00%

11

ZYVERSA THERAPEUTICS, INC.

Notes to Condensed Consolidated Financial Statements

A summary of the option activity for the three months ended March 31, 2023 is presented below:

			Weighted
		Weighted	Average
		Average	Remaining	Aggregate
	Number of	Exercise	Life	Intrinsic
	Options	Price	In Years	Value

Outstanding, January 1, 2023	1,993,235	$10.81
Granted	113,000	2.13
Exercised	-	-
Forfeited	-	-
Outstanding, March 31, 2023	2,106,235	$10.35	5.6	$-

Exercisable, March 31, 2023	1,783,531	$10.18	5.3	$-

The following table presents information related to stock options as of March 31, 2023:

Options Outstanding		Options Exercisable
		Weighted
	Outstanding	Average	Exercisable
Exercise	Number of	Remaining Life	Number of
Price	Options	In Years	Options
$2.11	100,000	-	-
$2.26	13,000	-	-
$5.03	662,887	2.8	662,887
$11.33	12,186	9.3	12,186
$11.58	728,430	6.0	723,576
$16.36	589,732	8.1	384,882
	2,106,235	5.3	1,783,531

Effectiveness Failure

In connection with the Business Combination, the Company issued 8,635 shares of Series A Convertible Preferred Stock (the “PIPE Shares”), and common stock purchase warrants (each, a “PIPE Warrant”) to purchase 863,500 shares of Common Stock, at a purchase price of $1,000 per share and warrant, for an aggregate purchase price of $8,635,000 (the “PIPE Investment”) pursuant to subscription agreements dated July 20, 2022 (collectively, the “PIPE Subscription Agreements”). On or about February 20, 2023, the Company failed to have the SEC declare a registration statement effective (the “Effectiveness Failure”) which covered the Private Investment in Public Equity (“PIPE”) registrable securities within the time period prescribed by the PIPE Securities Purchase Agreement (the “SPA”). The SPA entitles the PIPE investors to receive Registration Delay Payments equal to 1.5% of each investor’s purchase price on the date of the Effectiveness Failure and every thirty days thereafter that the Effectiveness Failure persists. Failure to make the Registration Delay Payments on a timely basis result in the accrual of interest at the rate of 2.0% per month. As of the filing date, the Company expects to have to make Registration Delay Payments of approximately $398,000 in the aggregate prior to curing the Effectiveness Failure.

12

ZYVERSA THERAPEUTICS, INC.

Notes to Condensed Consolidated Financial Statements

Note 10 – Subsequent Events

Equity Offering

On April 28, 2023, the Company completed an offering of 11,015,500 shares of common stock and warrants to purchase 11,015,500 shares of common stock for gross proceeds of $11.0 million (the “Registered Offering”). Each share of common stock was sold together with a five-year warrant to purchase one share of common stock at an exercise price of $1.00 per share, which was exercisable upon issuance. Total issuance costs were $0.5 million, including $0.4 million of placement fees.

As a result of the Registered Offering, the conversion price of the 5,062 shares of the Successor Series B Preferred Stock issued in connection with the Business Combination reset to its floor price of $7.00 per share and the exercise price of the PIPE Warrants to purchase 863,500 shares of common stock that were issued to participants in the original PIPE financing reset to their floor price of $2.00 per share, while becoming exercisable for 4,317,500 shares of common stock.

Redemption of PIPE Shares

The proceeds from the Registered Offering were used to redeem substantially all of the original PIPE Shares for a purchase price of $10.1 million, which included a 20% premium of $1.7 million pursuant to the Certificate of Designation governing the PIPE Shares and $0.4 million in payments for the Effectiveness Failure. The remaining PIPE Shares of approximately $0.2 million, not redeemed with the proceeds of the Registered Offering, were reset to the floor conversion price of $2.00 per share of common stock.

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ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Unless the context otherwise requires, all references in this section to “we,” “us” or “our” refer to the combined business of ZyVersa Therapeutics, Inc., a Florida corporation, prior to the Business Combination and ZyVersa Therapeutics, Inc., a Delaware corporation, and its consolidated subsidiaries after giving effect to the Business Combination.

The following discussion and analysis of the results of operations and financial condition of ZyVersa Therapeutics, Inc. (the “Company”) as of March 31, 2023 and for the three months ended March 31, 2023 and 2022 should be read in conjunction with our unaudited condensed consolidated financial statements and the notes to those financial statements that are included elsewhere in this Quarterly Report on Form 10-Q. This discussion and analysis should be read in conjunction with the Company’s audited financial statements and related disclosures as of December 31, 2022 and for the year then ended, which are included in the Form 10-K (the “Annual Report”) filed with the Securities and Exchange Commission (“SEC”) on March 31, 2023. This Management’s Discussion and Analysis of Financial Condition and Results of Operations contains statements that are forward-looking. These statements are based on current expectations and assumptions that are subject to risk, uncertainties and other factors. These statements are often identified by the use of words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “estimate,” or “continue,” and similar expressions or variations. Actual results could differ materially because of the factors discussed in “Risk Factors” in our Annual Report, and other factors that we may not know. Except as otherwise required by applicable law, we disclaim any duty to update any forward-looking statements, all of which are expressly qualified by the statements above, to reflect events or circumstances after the date of this Quarterly Report on Form 10-Q.

Business Overview

We are a clinical stage specialty biopharmaceutical company leveraging advanced proprietary technologies to develop first-in-class drugs for patients with renal or inflammatory diseases with high unmet medical needs.

Our lead renal drug candidate, which we refer to as Cholesterol Efflux MediatorTM VAR 200 (2-hydroxypropyl-beta-cyclodextrin or “2HPβCD”) has potential to treat multiple renal diseases. Our lead anti-inflammatory drug candidate, which we refer to as Inflammasome ASC Inhibitor IC 100, is a humanized monoclonal IgG4 antibody inflammasome ASC inhibitor targeting ASC with potential to treat multiple inflammatory diseases.

Business Combination

On December 12, 2022 (the “Closing Date”), we consummated the previously announced Business Combination pursuant to the terms of that certain Business Combination Agreement, by and among ZyVersa Therapeutics, Inc., a Florida corporation (“Old ZyVersa”), the representative of Old ZyVersa’s shareholders named therein (the “Securityholder Representative”), Larkspur Health Acquisition Corp., a Delaware corporation (“Larkspur”) and Larkspur Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Larkspur (“Merger Sub”) (the “Business Combination Agreement”). Pursuant to the terms of the Business Combination Agreement (and upon all other conditions of the Business Combination Agreement being satisfied or waived), on the Closing Date of the Business Combination and transactions contemplated thereby (the “Business Combination”), (i) Larkspur changed its name to “ZyVersa Therapeutics, Inc.”, a Delaware corporation (the “Company”) and (ii) Merger Sub merged with and into Old ZyVersa (the “Merger”), with Old ZyVersa as the surviving company in the Merger and, after giving effect to such Merger, Old ZyVersa became a wholly-owned subsidiary of the Company (collectively the “Successor”).

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Prior to the completion of the Business Combination, Larkspur was incorporated in Delaware on March 17, 2021 and ZyVersa Therapeutics, Inc. (“Predecessor”) was incorporated in the State of Florida on March 11, 2014 as Variant Pharmaceuticals, Inc. Larkspur Merger Sub, Inc. was incorporated in the state of Delaware on July 13, 2022. References to the “Company” or ZyVersa” refer to the Successor for the three months ended March 31, 2023, and to the Predecessor for the three months ended March 31, 2022.

Financial Operations Overview

We have not generated any revenue to date and have incurred significant operating losses. Our net losses were $3,543,950 for the period from January 1, 2023 through March 31, 2023 (the “Successor Period”) and $3,748,495 for the period from January 1, 2022 through March 31, 2022 (the “Predecessor Period”). As of March 31, 2023, we had an accumulated deficit of approximately $8.5 million and cash of $1.3 million. We expect to continue to incur significant expenses for the foreseeable future and to incur operating losses. We expect our expenses will increase in connection with our ongoing activities as we:

●	progress development of VAR 200 and IC 100

●	prepare and file regulatory submissions;

●	begin to manufacture our product candidates for clinical trials;

●	hire additional research and development, finance, and general and administrative personnel;

●	protect and defend our intellectual property; and

●	meet the requirements of being a public company.

We will need additional financing to support our continuing operations. We will seek to fund our operations through public or private equity or debt financings or other sources, which may include government grants and collaborations with third parties. Adequate additional financing may not be available to us on acceptable terms, or at all. Our failure to raise capital as and when needed would have a negative impact on our financial condition and our ability to pursue our business strategy. We will need to generate significant revenues to achieve profitability, and we may never do so.

Components of Operating Results

Revenue

Since inception, we have not generated any revenue and do not expect to generate any revenue from the sale of products in the near future. If our development efforts for our product candidates are successful and result in regulatory approval, or if we enter into collaboration or license agreements with third parties, we may generate revenue in the future from a combination of product sales or payments from collaboration or license agreements.

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Operating Expenses

Research and Development Expenses

Research and development expenses consist of costs incurred in the discovery and development of our product candidates, and primarily include:

●	expenses incurred under third party agreements with contract research organizations (“CROs”), and investigative sites, that conducted or will conduct our clinical trials and a portion of our pre-clinical activities;

●	costs of raw materials, as well as manufacturing cost of our materials used in clinical trials and other development testing;

●	expenses, including salaries, stock-based compensation and benefits of employees engaged in research and development activities;

●	costs of equipment, depreciation and other allocated expenses; and

●	fees paid for contracted regulatory services as well as fees paid to regulatory authorities including the US Food and Drug Administration (the “FDA”) for review and approval of our product candidates.

We expense research and development costs as incurred. Costs for external development activities are recognized based on an evaluation of the progress to completion of specific tasks using information provided to us by our vendors. Payments for these activities are based on the terms of the individual agreements, which may differ from the pattern of costs incurred, and are reflected in our financial statements as prepaid expenses or accrued expenses.

Research and development activities are central to our business model. We expect that our research and development expenses will continue to increase for the foreseeable future as we continue clinical development for our product candidates. As products enter later stages of clinical development, they will generally have higher development costs than those in earlier stages of clinical development, primarily due to the increased size and duration of later-stage clinical trials. Historically, our research and development costs have primarily related to the development of VAR 200 and IC 100. As we advance VAR 200 and IC 100, as well as identify any other potential product candidates, we will continue to allocate our direct external research and development costs to the products. We expect to fund our research and development expenses from our current cash and cash equivalents and any future equity or debt financings, or other capital sources, including potential collaborations with other companies or other strategic transactions.

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The successful development of our product candidates is highly uncertain. At this time, we cannot reasonably estimate or know the nature, timing and costs of the efforts that will be necessary to complete the remainder of the development of, or when, if ever, material net cash inflows may commence from our product candidates. This uncertainty is due to the numerous risks and uncertainties associated with the duration and cost of clinical trials, which vary significantly over the life of a project as a result of many factors, including:

●	the number of clinical sites included in the clinical trials;

●	the length of time required to enroll suitable patients;

●	the size of patient populations participating in the clinical trials;

●	the number of doses a patient receives;

●	the duration of patient follow-ups;

●	the development state of the product candidates; and

●	the efficacy and safety profile of the product candidates.

Our expenditures are subject to additional uncertainties, including the terms and timing of regulatory approvals, and the expense of filing, prosecuting, defending and enforcing any patent claims or other intellectual property rights. We may never succeed in achieving regulatory approval for our product candidates. We may obtain unexpected results from our clinical trials. We may elect to discontinue, delay or modify clinical trials of our product candidates. A change in the outcome of any of these variables with respect to the development of a product candidate could mean a significant change in the costs and timing associated with the development of that product candidate. For example, if the FDA or other regulatory authorities were to require us to conduct clinical trials beyond those that we currently anticipate, or if we experience significant delays in enrollment in any of our clinical trials, we could be required to expend significant additional financial resources and time on the completion of clinical development. Product commercialization will take several years and likely millions of dollars in development costs.

General and Administrative Expenses

General and administrative expenses consist primarily of salaries, stock-based compensation and related costs for our employees in administrative, executive and finance functions. General and administrative expenses also include professional fees for legal, accounting, audit, tax and consulting services, insurance, human resource, information technology, office, and travel expenses.

We expect that our general and administrative expenses will increase in the future as we increase our general and administrative headcount to support our continued research and development and potential commercialization of our product candidates. We also expect to incur increased expenses associated with being a public company, including costs of accounting, audit, legal, regulatory and tax compliance services, director and officer insurance, and investor and public relations costs.

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Other (Income) Expense

Interest expense includes interest on indebtedness and accretion of debt discount which are associated with the unsecured convertible promissory notes which bear interest at a rate equal to 6% per annum.

Change in fair value of derivative liability represents the periodic mark-to-market of our derivative liabilities. The Company recorded derivative liabilities that were measured at fair value at issuance, related to the redemption features and put options of certain convertible notes payable.

Results of Operations

Comparison of the three months ended March 31, 2023 (Successor Period) and the three months ended March 31, 2022 (Predecessor Period)

The following table summarizes our results of operations for the Successor for the three months ended March 31, 2023 and for the Predecessor for the three months ended March 31, 2022.

	Successor	Predecessor
	For the Three	For the Three
	Months Ended	Months Ended
	March 31,	March 31,	Favorable (Unfavorable)
(in thousands)	2023	2022	$ Change	% Change
Operating expenses:
Research and development	$1,056	$1,067	$11	1.0%
General and administrative	3,536	2,301	(1,235)	(53.7)%
Total Operating Expenses	4,592	3,368	(1,224)	(36.3)%

Total Operating Loss	(4,592)	(3,368)	(1,224)	(36.3)%

Other Income (Expense), Net	1	(380)	381	100.3%

Net Loss Before Income Tax	(4,591)	(3,748)	(843)	22.5%
Income tax provision	1,047	-	1,047	100.0%
Net loss	$(3,544)	$(3,748)	$205	5.5%

Research and development expenses

Research and development expenses were consistent at approximately $1.1 million for the three months ended March 31, 2023, with an immaterial decrease of $11 thousand or 1.0% from the three months ended March 31, 2022.

General and administrative expenses

General and administrative expenses were $3.5 million for the three months ended March 31, 2023, an increase of $1.2 million or 53.7% from the three months ended March 31, 2022. The increase is primarily attributable to an increase of $0.4 million in director and officer insurance, a $0.4 million increase in marketing costs for investor and public relations and $0.4 million in payments for the Effectiveness Failure related to the PIPE Shares.

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Other (income) expense

Total other income (expense), net was $1 thousand for the three months ended March 31, 2023, a decrease of $0.4 million or 100.3% from the three months ended, March 31, 2022. The change was a result of a decrease in interest expense of approximately $0.2 million as a result of convertible debt conversions to equity, and a decrease for the change in the fair value of the derivative liabilities of $0.2 million.

Cash Flows

The following table summarizes our cash flows from operating and financing activities for the Successor for the three months ended March 31, 2023 for the Predecessor for the three months ended March 31, 2022:

	For the Three Months Ended March 31,
(in thousands)	2023	2022
Net cash provided by (used in)
Operating activities	$(4,589)	$(374)
Financing activities	(35)	393
Net (Decrease) Increase in Cash	$(4,624)	$19

Cash Flows from Operating Activities

Net cash used in operating activities was $4.6 million and $0.4 million for the three months ended March 31, 2023 and 2022, respectively. For the three months ended March 31, 2023 and for the three months ended March 31, 2022, the net cash used in operating activities was primarily attributable to the net loss of approximately $3.5 million and $3.7 million, respectively, offset by ($0.8) million and $2.2 million, respectively, of net non-cash expenses, and approximately ($0.3) million and $1.2 million, respectively, of cash generated by or (used in) the levels of operating assets and liabilities, respectively.

Net Cash Provided by Financing Activities

Net cash (used in) provided by financing activities was ($35) thousand and $0.4 million for the three months ended March 31, 2023 and 2022, respectively. Cash provided by financing activities during the three months ended March 31, 2022 represented proceeds from the issuance of preferred stock.

Liquidity and Capital Resources

The following table summarizes our total current assets, liabilities and working capital deficiency at March 31, 2023 and 2022, respectively:

	For the Three Months Ended March 31,
(in thousands)	2023	2022
Current Assets	$2,835	$6,363
Current Liabilities	$8,578	$8,188
Working Capital Deficiency	$(5,743)	$(1,825)

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Since our inception in 2014 through March 31, 2023, we have not generated any revenue and have incurred significant operating losses and negative cash flows from our operations. Based on our current operating plan, we expect our cash of $1.3 million as of March 31, 2023 will only be sufficient to fund our operating expenses and capital expenditure requirements on a month-to-month basis. However, it is difficult to predict our spending for our product candidates prior to obtaining FDA approval. Moreover, changing circumstances may cause us to expend cash significantly faster than we currently anticipate, and we may need to spend more cash than currently expected because of circumstances beyond our control.

Going Concern

Since inception we have been engaged in organizational activities, including raising capital and research and development activities. We have not generated revenues and have not yet achieved profitable operations, nor have we ever generated positive cash flow from operations. There is no assurance that profitable operations, if achieved, could be sustained on a continuing basis. We are subject to those risks associated with any pre-clinical stage pharmaceutical company that has substantial expenditures for research and development. There can be no assurance that our research and development projects will be successful, that products developed will obtain necessary regulatory approval, or that any approved product will be commercially viable. In addition, we operate in an environment of rapid technological change and are largely dependent on the services of our employees and consultants. Further, our future operations are dependent on the success of our efforts to raise additional capital. These uncertainties raise substantial doubt about our ability to continue as a going concern for 12 months after the issuance date of our financial statements. The accompanying financial statements have been prepared on a going concern basis. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability of us to continue as a going concern, which contemplates the continuation of operations, realization of assets and liquidation of liabilities in the ordinary course of business. We incurred a net loss of $3.5 million for the three months ended March 31, 2023 and a net loss of $3.7 million for the three months ended March 31, 2022, and we had an accumulated deficit of $8.5 million at March 31, 2023. We anticipate incurring additional losses until such time, if ever, that we can generate significant revenue from our product candidates currently in development. Our primary source of capital has been the issuance of debt and equity securities. We believe that current cash is only sufficient to fund operations and capital requirements on a month-to-month basis. Additional financing will be needed by us to fund our operations, to complete development of and to commercially develop our product candidates. There is no assurance that such financing will be available when needed or on acceptable terms.

Contractual Obligations

The following summarizes our contractual obligations as of March 31, 2023 that will affect our future liquidity. Based on our current operating plan, we plan to satisfy the obligations identified below from our current cash balance and future financing.

Cash requirements for our current liabilities as of March 31, 2023 include approximately $8.6 million for accounts payable and accrued expenses.

20

Post-Business Combination Capital Needs

We expect our cash on hand will enable us to make investments in our continued development of VAR200 and IC100 through at least the first half of 2023. We intend to raise additional capital in the future to fund continued development.

We expect to raise additional capital by issuing equity or equity-linked securities in subsequent offerings. If we are unable to raise additional capital by issuing equity or equity-linked securities on terms favorable to us, we may not have sufficient liquidity to execute our business strategy. We have various warrants outstanding that can be exercised for our common stock, many of which must be exercised in exchange for cash paid to us by the holders of such warrants. If the market price of our common stock is less than the exercise price of a holder’s warrants, it is unlikely that holders will exercise their warrants. As such, we do not expect to receive significant proceeds in the near term from the exercise of most of our warrants based on the current market price of our common stock and the exercise prices of such warrants.

Our policy is to invest any cash in excess of our immediate requirements in investments designed to preserve the principal balance and provide liquidity while producing a modest return on investment. Accordingly, our cash equivalents will be invested primarily in money market funds which are currently providing only a minimal return given the current interest rate environment.

We expect to continue to incur substantial additional operating losses for at least the next several years as we continue to develop our product candidates and seek marketing approval and, subject to obtaining such approval, the eventual commercialization of our product candidates. If we obtain marketing approval for our product candidates, we will incur significant sales, marketing and outsourced manufacturing expenses. In addition, we expect to incur additional expenses to add operational, financial and information systems and personnel, including personnel to support our planned product commercialization efforts. We also expect to incur significant costs to comply with corporate governance, internal controls and similar requirements applicable to us as a public company.

Our future use of operating cash and capital requirements will depend on many forward-looking factors, including the following:

●	the initiation, progress, timing, costs and results of clinical trials for our product candidates;

●	the clinical development plans we establish for each product candidate;

●	the number and characteristics of product candidates that we develop or may in-license;

●	the terms of any collaboration agreements we may choose to execute;

●	the outcome, timing and cost of meeting regulatory requirements established by the FDA or other comparable foreign regulatory authorities;

●	the cost of filing, prosecuting, defending and enforcing our patent claims and other intellectual property rights;

●	the cost of defending intellectual property disputes, including patent infringement actions brought by third parties against us;

●	the cost and timing of the implementation of commercial scale manufacturing activities; and

●	the cost of establishing, or outsourcing, sales, marketing and distribution capabilities for any product candidates for which we may receive regulatory approval in regions where we choose to commercialize our products on our own.

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To continue to grow our business over the longer term, we plan to commit substantial resources to research and development, clinical trials of our product candidates, and other operations and potential product acquisitions and in-licensing. We have evaluated and expect to continue to evaluate a wide array of strategic transactions as part of our plan to acquire or in-license and develop additional products and product candidates to augment our internal development pipeline. Strategic transaction opportunities that we may pursue could materially affect our liquidity and capital resources and may require us to incur additional indebtedness, seek equity capital or both. In addition, we may pursue development, acquisition or in-licensing of approved or development products in new or existing therapeutic areas or continue the expansion of our existing operations. Accordingly, we expect to continue to opportunistically seek access to additional capital to license or acquire additional products, product candidates or companies to expand our operations, or for general corporate purposes. Strategic transactions may require us to raise additional capital through one or more public or private debt or equity financings or could be structured as a collaboration or partnering arrangement. We have no arrangements, agreements, or understandings in place at the present time to enter into any acquisition, in-licensing or similar strategic business transaction. In addition, we continue to evaluate commercial collaborations and strategic relationships with established pharmaceutical companies, which would provide us with more immediate access to marketing, sales, market access and distribution infrastructure.

If we raise additional funds by issuing equity securities, our stockholders will experience dilution. Debt financing, if available, would result in increased fixed payment obligations and may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. Any debt financing or additional equity that we raise may contain terms, such as liquidation and other preferences that are not favorable to us or our existing stockholders. If we raise additional funds through collaboration and licensing arrangements with third parties, it may be necessary to relinquish valuable rights to our technologies, future revenue streams or product candidates or to grant licenses on terms that may not be favorable to us.

JOBS Act Accounting Election

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. The JOBS Act permits companies with emerging growth company status to take advantage of an extended transition period to comply with new or revised accounting standards, delaying the adoption of these accounting standards until they would apply to private companies. We expect to use this extended transition period to enable us to comply with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date we (1) are no longer an emerging growth company or (2) affirmatively and irrevocably opts out of the extended transition period provided in the JOBS Act. As a result, our financial statements may not be comparable to companies that comply with the new or revised accounting standards as of public company effective dates.

In addition, we intend to rely on the other exemptions and reduced reporting requirements provided by the JOBS Act.

22

Off-Balance Sheet Arrangements

There are no off-balance sheet arrangements between us and any other entity that have, or are reasonably likely to have, a current or future effect on financial conditions, changes in financial conditions, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to stockholders.

Critical Accounting Policies and Estimates

Refer to our Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on March 31, 2023 and Note 2 to the condensed consolidated financial statements of this Quarterly Report on Form 10-Q, for a discussion of our critical accounting policies and use of estimates.

ITEM 3. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Not applicable.

ITEM 4. CONTROLS AND PROCEDURES

Disclosure Controls and Procedures

Disclosure controls and procedures are controls and other procedures that are designed to ensure that information required to be disclosed in our reports filed or submitted under the Exchange Act, is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms. Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed in company reports filed or submitted under the Exchange Act is accumulated and communicated to management, including our Chief Executive Officer and Chief Financial Officer (who serve as our Principal Executive Officer and Principal Financial and Accounting Officer, respectively), to allow timely decisions regarding required disclosure.

As required by Rules 13a-15 and 15d-15 under the Exchange Act, our Chief Executive Officer and Chief Financial Officer carried out an evaluation of the effectiveness of the design and operation of our disclosure controls and procedures as of December 31, 2022. Based upon their evaluation and due to the material weakness cited below, our Chief Executive Officer and Chief Financial Officer concluded that our disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) were ineffective.

During the year ended December 31, 2022, our management determined that our internal controls over financial reporting were not effective as of December 31, 2022. Specifically, management’s conclusion was based on the following material weakness which existed as of December 31, 2022:

●	The Company did not design and implement effective controls over the accounting for significant and complex non-routine transactions.

Our management plans to establish procedures to monitor and evaluate the effectiveness of our internal controls over financial reporting on an ongoing basis and are committed to taking further action and implementing necessary enhancements or improvements, including those necessary to address the material weakness cited above. Management expects to complete its assessment of the design and operating effectiveness of its internal controls over financial reporting, including the development and implementation of its remediation plan, during 2023. However, the material weakness will not be considered remediated until the applicable controls operate for a sufficient period of time and management has concluded, through testing, that these controls are operating effectively.

23

Changes in Internal Control over Financial Reporting

There were no changes in our internal control over financial reporting (as such term is defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) during the most recent fiscal quarter that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

Inherent Limitations of the Effectiveness of Controls

Management does not expect that our disclosure controls and procedures or our internal control over financial reporting will prevent or detect all error and fraud. A control system, no matter how well designed and operated, is based upon certain assumptions and can provide only reasonable, not absolute, assurance that its objectives will be met. Further, no evaluation of controls can provide absolute assurance that misstatements due to error or fraud will not occur or that all control issues and instances of fraud, if any, within the Company have been detected.

PART II – OTHER INFORMATION

ITEM 1. LEGAL PROCEEDINGS.

None.

ITEM 1A. RISK FACTORS.

As a “smaller reporting company,” we are not required to provide information required by this Item. However, investors are encouraged to review our current risk factors set forth in our Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on March 31, 2023.

ITEM 2. UNREGISTERED SALES OF EQUITY SECURITIES AND USE OF PROCEEDS.

On January 13, 2023, we issued 10,000 shares of our common stock to a consultant in consideration of services rendered in an aggregate amount equal to $23,400.

On January 13, 2023, we issued 120,000 shares of our common stock to a consultant in consideration of services rendered in an aggregate amount equal to $280,800.

We deemed the offers, sales and issuances of the securities described above to be exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), in reliance on Section 4(a)(2) of the Securities Act, including Regulation D and Rule 506 promulgated thereunder, relative to transactions by an issuer not involving a public offering.

ITEM 3. DEFAULTS UPON SENIOR SECURITIES.

None.

ITEM 4. MINE SAFETY DISCLOSURES.

Not applicable.

ITEM 5. OTHER INFORMATION.

None.

ITEM 6. EXHIBITS.

Exhibit	Description

4.1	Form of Warrant issued by the Company (incorporated by reference to Exhibit 4.8 to the Company’s Registration Statement on Form S-1 filed with the SEC on February 13, 2023)
4.2	Form of Pre-Funded Warrant issued by the Company (incorporated by reference to Exhibit 4.9 to the Company’s Registration Statement on Form S-1 filed with the SEC on February 13, 2023)
10.1	Form of Placement Agency Agreement (incorporated by reference to Exhibit 1.1 to the Company’s Registration Statement on Form S-1 filed with the SEC on February 13, 2023)
10.2	Form of Securities Purchase Agreement (incorporated by reference to Exhibit 10.22 to the Company’s Registration Statement on Form S-1 filed with the SEC on February 13, 2023)
31.1*	Certification of Chief Executive Officer pursuant to Rule 13a-14(a) or Rule 15d-14(a).
31.2*	Certification of Chief Financial Officer pursuant to Rule 13a-14(a) or Rule 15d-14(a).
32.1**	Certification of Chief Executive Officer and Chief Financial Officer pursuant to 18 U.S.C. Section 1350.
101. INS	XBRL Inline Instance Document (the instance document does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document).
104	Cover Page Interactive Data File (formatted in Inline XBRL and contained in Exhibit 101)

* Filed herewith.

** Furnished, not filed, herewith.

24

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this quarterly report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 12, 2023	By:	/s/ Stephen C, Glover
Stephen C. Glover
Chief Executive Officer
(Principal Executive Officer)

Dated: May 12, 2023	By:	/s/ Peter Wolfe
Peter Wolfe
Chief Financial Officer
(Principal Financial and Accounting Officer)

25

Exhibit 31.1

Certification of

Principal Executive Officer

of ZYVERSA THERAPEUTICS, INC.

Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002

I, Stephen C. Glover, certify that:

1.	I have reviewed this quarterly report on Form 10-Q of ZYVERSA THERAPEUTICS, INC.;

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this annual report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.	The registrant’s other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f) for the registrant and we have:

	a)	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

	b)	Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

	c)	Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this annual report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

	d)	Disclosed in this annual report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth quarter in the case of an annual report) that has materially affected, or is likely to materially affect, the registrant’s internal control over financial reporting; and

5.	The registrant’s other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent function):

	a)	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

	b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Dated: May 12, 2023	By:	/s/ Stephen C. Glover
Stephen C. Glover
Chief Executive Officer
(Principal Executive Officer)

Exhibit 31.2

Certification of

Principal Executive Officer

of ZYVERSA THERAPEUTICS, INC.

Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002

I, Peter Wolfe, certify that:

1.	I have reviewed this quarterly report on Form 10-Q of ZYVERSA THERAPEUTICS, INC.;

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this annual report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.	The registrant’s other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f) for the registrant and we have:

	a)	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

	b)	Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

	c)	Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this annual report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

	d)	Disclosed in this annual report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth quarter in the case of an annual report) that has materially affected, or is likely to materially affect, the registrant’s internal control over financial reporting; and

5.	The registrant’s other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent function):

	a)	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

	b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Dated: May 12, 2023	By:	/s/ Peter Wolfe
Peter Wolfe
Chief Financial Officer
(Principal Financial and Accounting Officer)

Exhibit 32.1

CERTIFICATION PURSUANT TO 18 U.S.C. SECTION 1350,

AS ADOPTED PURSUANT TO

SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Quarterly Report of ZYVERSA THERAPEUTICS, INC. (the “Company”) on Form 10-Q for the quarter ended March 31, 2023, as filed with the Securities and Exchange Commission on the date hereof (the “Report”), each of the undersigned officers of the Company certifies, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that, to such officer’s knowledge:

(1) The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended; and

(2) The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company as of the dates and for the periods expressed in the Report.

Dated:	May 12, 2023	By:	/s/ Stephen C. Glover
Stephen C. Glover
Chief Executive Officer
(Principal Executive Officer)

Dated:	May 12, 2023	By:	/s/ Peter Wolfe
Peter Wolfe
Chief Financial Officer
(Principal Financial and Accounting Officer)